------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |    American Axle & Manufacturing Holdings, Inc. |      to Issuer (Check all applicable)
 Dauch Annuity Trust 2001                |    (NYSE-AXL)                                   |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
c/o American Axle & Manufacturing        |   if an Entity        |                         |     -----
Holdings, Inc.                           |   (Voluntary)         |     6/02                |
1840 Holbrook Avenue                     |                       |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
Detroit            MI            48212   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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* If the form is filled by more than one reporting person, see instruction 4(b)(v).
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |         | (A) |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |         |  or |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount  | (D) |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
Common Stock                          |   6/14/02    |   J   |       |2,138,185|  D  |   (1)    |     --      |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
----------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

(1) In June 2002, the reporting person completed the transfer of 2,138,185 shares of common stock from the Dauch Annuity Trust 2001 to the Sandra J.
     Dauch Gift Trust. Richard E. Dauch, Co-Founder, Chairman of the Board of
     Directors and Chief Executive Officer is trustee of Dauch Annuity Trust
     2001. Mr. Dauch's spouse is trustee of the Sandra J. Dauch Gift Trust.
     After the transfers referenced above, no shares of common stock are owned by the Dauch Annuity Trust 2001.


/s/ Patrick S. Lancaster          7/10/02
--------------------------------  --------
Signature of Reporting Person       Date
Attorney in fact

  **Intentional misstatements or omissions of facts constitute Federal Criminal
Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)